UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2011

Maxygen, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-28401	77-0449487
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 Galveston Drive

Redwood City, CA 94063

(Address of Principal Executive Offices)

(650) 298-5300

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 16, 2011, Maxygen, Inc. (“Maxygen”) entered into a Series A Preferred Unit Purchase Agreement (the “Purchase Agreement”) with Astellas Bio Inc. (“Astellas Bio”), a wholly-owned subsidiary of Astellas Pharma Inc. (“Astellas”), and Perseid Therapeutics LLC (“Perseid”), pursuant to which Astellas Bio acquired all of Maxygen’s equity interests in Perseid for $76.0 million.

Maxygen, Astellas and Astellas Bio entered into a joint venture agreement in June 2009 under which Maxygen transferred substantially all of its protein pharmaceutical programs and related assets and research and development personnel to Perseid and granted Astellas Bio an option to acquire all of Maxygen’s ownership interest in Perseid at specified exercise prices that increased each quarter over the term of the option, which option was scheduled to expire on September 18, 2012. Maxygen was also a party to various agreements with Astellas that governed the relationship between the parties as investors in Perseid. As previously announced, Astellas exercised its option on March 17, 2011 at the $76.0 million option price in effect on the date of exercise.

Under the Purchase Agreement, Astellas Bio purchased all of the Series A Preferred Units of Perseid held by Maxygen for $76.0 million in cash. The Purchase Agreement includes customary representations, warranties and covenants of Maxygen and Astellas. The transaction contemplated under the Purchase Agreement closed concurrently with the execution and delivery of the Purchase Agreement on May 16, 2011 (the “Closing Date”).

As a result of the consummation of the Purchase Agreement, Perseid has become a wholly-owned subsidiary of Astellas, and Maxygen has no further interests or obligations with respect to the business and operations of Perseid, except for the ongoing technology license agreement between the companies entered into as a part of the 2009 joint venture arrangement, the provision of limited transition services between the companies (as described below) or as otherwise provided under the Purchase Agreement.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is attached as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

In connection with the transaction, Astellas paid an additional $1.2 million in the aggregate directly to employees of Perseid and Maxygen in exchange for all vested profits interest units of Perseid held by such employees as of the Closing Date. Astellas is obligated to pay these employees an additional $4.5 million in the aggregate within six months after the Closing Date for all unvested profits interest units held by such employees.

In connection with the original joint venture arrangement, Maxygen and Perseid entered into a transition services agreement to provide for certain general and administrative services between Maxygen and Perseid for the operation and management of each of the businesses. The agreement was scheduled to expire in June 2011 (90 days after the exercise of the option by Astellas), but has been extended by the parties to continue through December 31, 2011.

A copy of the press release issued jointly by Maxygen and Astellas regarding this transaction is attached as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

Effective upon the Closing Date, the various agreements among Maxygen, Perseid, Astellas and Astellas Bio that governed the relationship between the parties as joint venture partners and investors in Perseid, including the master joint venture agreement, the investors’ rights agreement, the co-sale agreement and the voting agreement automatically terminated.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of the Closing Date, Mr. Yonehiro, the President and Chief Executive Officer of Perseid, will no longer serve as an executive officer of Maxygen. In accordance with the terms of the retention agreement between Mr. Yonehiro and Maxygen, Mr.

Yonehiro has entered into a non-competition and non-solicitation agreement with Maxygen, as well as a consulting agreement under which Mr. Yonehiro will provide continued consulting services to Maxygen after the Closing Date.

Item 9.01 Financial Statements and Exhibits

(b) Pro Forma Financial Information.

The unaudited pro forma condensed financial statements attached hereto as Exhibit 99.1 include adjustments to reflect the disposition of Perseid on the financial position of Maxygen and to exclude the results of operations of Perseid.

The data are presented for informational purposes only and are not intended to represent or be indicative of the results of operations or financial condition of Maxygen that would have been reported had the disposition of Perseid been completed as of the dates presented, and should not be taken as representative of future results of operations or financial condition of Maxygen. The unaudited pro forma condensed financial information should be read in conjunction with the historical consolidated financial statements and the accompanying notes of Maxygen.

(d)	Exhibits

2.1	Series A Preferred Unit Purchase Agreement, dated as of May 16, 2011, between Maxygen, Inc., Astellas Bio Inc. and Perseid Therapeutics LLC.

99.1	Unaudited Pro Forma Condensed Consolidated Financial Statements of Maxygen, Inc.

99.2	Press Release dated May 16, 2011, entitled “Astellas and Maxygen Announce Completion of Acquisition of Perseid by Astellas.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXYGEN, INC.
(Registrant)

Date: May 20, 2011		/s/ James Sulat
(Signature)
	Name:	James Sulat
	Title:	Chief Executive Officer